AMENDMENT NO. 3
TO
SHAREHOLDER SERVICES PLAN
Class R Shares
(Reimbursement)
     The Shareholder Services Plan Class R Shares (Reimbursement) (the “Plan”), effective February 12, 2010, is hereby amended, effective June 11, 2012, as follows:
     WHEREAS, the Plan is hereby amended to remove Invesco Commodities Strategy Fund;
     NOW THEREFORE, the parties agree that;
1.	Schedule A to the Plan is hereby deleted and replaced in its entirety with the following:
“Schedule A
AIM Counselor Series Trust (INVESCO COUNSELOR SERIES TRUST)
Invesco Equally-Weighted S&P 500 Fund
Class R Shares
AIM Investment Funds (INVESCO INVESTMENT FUNDS)
Invesco Pacific Growth Fund
Class R Shares”